EXHIBIT 99.1

QCR Holdings, Inc. Announces Resumption of Stock Repurchase Program

MOLINE, Ill., May 24, 2021 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced that its Board of Directors approved resuming share repurchases under its share repurchase program, which was initially authorized on February 13, 2020. In response to the COVID-19 pandemic, the Company suspended share repurchases under the repurchase program on March 16, 2020. Under the program, 699,068 shares may still be purchased.

“This share repurchase program reflects the Company’s commitment to enhancing value for our shareholders,” said Larry J. Helling, Chief Executive Officer. “The plan provides us with another tool to best allocate capital. We continue to deliver strong financial performance, and reinstating this program gives us the opportunity to buy back shares and build long-term value.”

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 23 locations in Iowa, Missouri, Wisconsin and Illinois. As of March 31, 2021, the Company had approximately $5.6 billion in assets, $4.4 billion in loans and $4.6 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com